Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY Contact: Denise Foy (908) 298-7616

SCHERING-PLOUGH PROVIDES 2003 EARNINGS GUIDANCE,

WITHDRAWS PREVIOUS EARNINGS ESTIMATES

KENILWORTH, N.J., March 5, 2003 - Schering-Plough Corporation (NYSE: SGP) today said the company expects to report full-year 2003 diluted earnings per share in the range of 75 cents to 85 cents.

Schering-Plough noted that 2003 will mark a transition for the company, as its previous leading franchise - the U.S. prescription antihistamine CLARITIN (loratadine) - ends due to its conversion to over-the-counter (OTC) status, and its potential next major franchise - ZETIA (ezetimibe), a novel cholesterol absorption inhibitor - begins its penetration of the approximately $20 billion global cholesterol-management market. ZETIA, discovered by Schering-Plough scientists, is being developed and marketed in partnership with Merck & Co., Inc.

The company said the immediate financial impact of this transition will be sharply negative in 2003 and particularly pronounced in the first quarter. First quarter 2003 diluted earnings per share are expected to be approximately 10 cents. Full-year financial results will be negatively affected by the loss of the previous profit stream from U.S. prescription sales of CLARITIN, occurring simultaneously with the market introduction of ZETIA, whose sales are just beginning, as the joint venture partners make the necessary investments to promote the long-term success of this critical new franchise. In developing its revised 2003 earnings guidance, the company considered, among other factors, the intense U.S. competition it is experiencing in the allergy category and lower-than-expected patient demand in Japan for its hepatitis C treatments. The company also is facing new competition in the hepatitis C category in major markets and, as previously reported, is anticipating the possibility of generic ribavirin competitors in the United States in 2003.

Schering-Plough expects to benefit in 2003 from new product launches and expanded indications and increased market penetration for in-line products. These include the launches of

ZETIA and ASMANEX TWISTHALER (mometasone furoate Dry Powder Inhaler), a once-daily, orally inhaled corticosteroid for asthma being introduced in certain European Union (EU) countries; new indications for REMICADE (infliximab), a monoclonal antibody, marketed internationally for treating rheumatoid arthritis and Crohn's disease, and recommended last month for EU approval to treat ankylosing spondylitis, a debilitating inflammatory disease that leads to stiffening and subsequent fusion of the spine, and for CAELYX (pegylated liposomal doxorubicin hydrochloride), a long-circulating formulation of the cancer drug doxorubicin, marketed internationally for ovarian cancer, which received EU approval in January 2003 as monotherapy in the treatment of metastatic breast cancer in patients at increased cardiac risk; and further market penetration by INTEGRILIN (eptifibitide), a platelet aggregation inhibitor.

With today's announcement, Schering-Plough said it is withdrawing any previous earnings guidance.

The company's 2002 Annual Report is available on Schering-Plough's Web site at http: // www .schering-plough.com/ documents/ sp2002.pdf. Schering-Plough plans to begin mailing to shareholders its 2002 Annual Report and Proxy Statement for the 2003 Annual Meeting the week of March 9.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, expectations for the company's products, projected earnings for the first quarter 2003 and earnings outlook for the full-year 2003. The ability of the company to achieve the projected earnings and the market viability of the company's products are subject to substantial risks and uncertainties. The reader of this press release should understand that forward-looking statements may be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations. For further details of those and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2001 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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